Exhibit 10.34
DIRECTOR COMPENSATION ARRANGEMENTS
     For the twelve month period ending June 30, 2010, each non-employee director of Cardiovascular Systems, Inc. will receive the following compensation:
•	$40,000 for service as a board member;

•	$20,000 for service as a chairman of a board committee;

•	$10,000 for service as a member of a board committee;

•	$1,200 per board or committee meeting attended in the event more than 12 of each such meeting are held during the period; and

•	a restricted stock unit award with a value of $100,000, to be granted following completion of the audit of the Company’s financial statements for the fiscal year ending June 30, 2010, and payable in cash beginning six months after the termination of the director’s board membership.
     In addition, the Chairman of the Board will receive an annual retainer of $40,000, which may, at the election of the Chairman, be paid in shares of common stock based on the fair market value of the Company’s common stock on the date of payment.